As Filed with the Securities and Exchange Commission on August 2, 2007
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-129625	Form S-8 Registration Statement No. 333-61362

POST-EFFECTIVE AMENDMENT NO. 2 TO	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-42310	Form S-8 Registration Statement No. 333-58393

EGL, INC.
(Exact name of registrant as specified in its charter)

Texas	76-0094895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15350 Vickery Drive
Houston, Texas	77032
(Addresses of Principal Executive Offices)	(Zip Code)

Amended and Restated Non-Employee Director Stock Plan
EGL, Inc. Long-Term Incentive Plan
EGL, Inc. Employee Stock Purchase Plan
Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan
Circle International Group, Inc. Employee Stock Purchase Plan
Circle International Group, Inc. 1999 Stock Option Plan
Circle International Group, Inc. 2000 Stock Option Plan
U.K. Sharesave Scheme
Eagle USA Airfreight, Inc. Long-Term Incentive Plan
Eagle USA Airfreight, Inc. 1998 Employee Stock Purchase Plan
(Full Title of Plan)

Dana Carabin
Secretary and General Counsel
EGL, Inc.
15350 Vickery Drive
Houston, Texas 77032
(Name and address of agent for service)
(281) 618-3100
(Telephone number, including area code, of agent for service)
Copy to:
Gene Oshman
Baker Botts L.L.P. , One Shell Plaza
910 Louisiana
Houston, Texas 77002-4995
(713)-229-1234

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments relate to the following Registration Statements (the “Registration Statements”) of EGL, Inc. (the “Registrant”):
Registration Statement on Form S-8 (File No. 333-129625), pertaining to the registration of 100,000 shares of the Registrant’s common stock and rights to purchase Series A Junior Participating Preferred Stock issuable under the Registrant’s Amended and Restated Non-Employee Director Stock Plan.
Registration Statement on Form S-8 (File No. 333-61362), pertaining to the registration of 3,250,000 shares of the Registrant’s common stock issuable under the Registrant’s Long-Term Incentive Plan and Employee Stock Purchase Plan.
Registration Statement on Form S-4 (File No. 333-42310) as amended by Post- Effective Amendment No. 1 on Form S-8, pertaining to the registration of 1,147,952 shares of the Registrant’s common stock issuable under the Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan, the Circle International Group, Inc. Employee Stock Purchase Plan, the Circle International Group, Inc. 1999 Stock Option Plan, the Circle International Group, Inc. 2000 Stock Option Plan and the U.K. Sharesave Scheme.
Registration Statement on Form S-8 (File No. 333-58393), pertaining to the registration of 3,200,000 shares of the Registrant’s common stock issuable under the Eagle USA Airfreight, Inc. Long-Term Incentive Plan and the Eagle USA Airfreight, Inc. 1998 Employee Stock Purchase Plan.
On August 2, 2007, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 24, 2007, among CEVA Group Plc (“Parent“), the Registrant and CEVA Texas Holdco Inc. (“Acquisition Co.”), Acquisition Co. merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly indirectly owned subsidiary of Parent. As provided in the Merger Agreement, each share of common stock of the Registrant (other than shares held directly or indirectly by Parent, Acquisition Co., EGL, wholly-owned subsidiaries of the Registrant, shareholders who have perfected their dissenters’ rights under Texas law, and shares acquired by certain affiliates of Parent from certain members of the Registrant’s senior management) was converted into the right to receive $47.50 in cash without interest.
In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common stock and purchase rights which remain unsold at the termination of the offering, the Registrant hereby de-registers any and all shares of common stock and purchase rights originally reserved for issuance under the Plans and registered under the Registration Statements listed above which remained unissued at the effective time of the Merger.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 2, 2007.

EGL, INC.

By:	/s/ Dana Carabin

Dana Carabin
Secretary and General Counsel